Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q3 Results

Improved Bottom Line Performance

FORT COLLINS, CO, November 15, 2004 — Heska Corporation (Nasdaq: HSKA) today reported financial results for its third quarter ended September 30, 2004.

Financial highlights for the third quarter of 2004 were:

—	Highest third quarter revenue ever
—	A 12% decrease in year-over-year operating expenses
—	Lowest third quarter net loss as a public company

“We continued to generate revenue growth in our Core Companion Animal Health segment this quarter, which allowed us to grow our revenue as compared to last year’s third quarter even while we experienced the anticipated revenue decline in our Other Vaccines, Pharmaceuticals and Products segment,” said Robert Grieve, Heska’s Chairman and CEO. “While we had hoped for even higher revenue results, it is noteworthy that our net loss was substantially lower year-over-year.”

Segment Revenue
Total product revenue for the third quarter of 2004 was $15.5 million, up slightly from $15.4 million in the third quarter of 2003. Heska Corporation’s business is comprised of two reportable segments - 1) Core Companion Animal Health and 2) Other Vaccines, Pharmaceuticals and Products, the latter of which was previously reported as Diamond Animal Health. Product revenue from these segments is as follows:

Core Companion Animal Health:   This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the third quarter of 2004, this segment generated product revenue of $12.5 million, up 7% from $11.7 million in the third quarter of 2003.

Other Vaccines, Pharmaceuticals and Products:   This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the third quarter of 2004, this segment generated product revenue of $3.0 million, a 20% decrease as compared to $3.7 million in the third quarter of 2003.

Investor Conference Call
Management will conduct a conference call on Monday, November 15, at 9:00 a.m. MST (11:00 a.m. EST) to discuss the third quarter 2004 financial results. To participate, dial (800)218-8862 (domestic) or (303)262-2130 (international); the conference call access number is 11013836. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until November 29, 2004. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to develop high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding our ability to achieve our financial plan for 2004 and 2005 required to continue to fund our operations; inability to obtain sufficient capital to fund our operations, if required; uncertainties regarding our ability to comply with financial covenants required under our revolving line of credit agreement; uncertainties regarding the purchase levels and our ability to negotiate satisfactory agreements with large customers; inability to market, sell and distribute products successfully; uncertainties regarding the impact of revenue fluctuations on our cash flow and liquidity as many of our expenses are fixed; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, including those of our suppliers, which are subject to complex legal standards that vary from country to country and are subject to interpretation by administrative agencies and courts; competition; risks regarding our reliance on third-party suppliers, which is substantial; uncertainties regarding the performance of third parties who we have granted substantial marketing rights to certain of our existing products; delays in or failure to achieve market acceptance of products; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development; changes in accounting standards and interpretations; quality of management; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2004	2003	2004

Revenue:
Core companion animal health	$11,679	$12,479	$32,681	$39,870
Other vaccines, pharmaceuticals and products	3,733	2,984	10,102	9,378

Total product revenue, net of sales returns and allowances	15,412	15,463	42,783	49,248
Research, development and other	299	476	955	1,228

Total revenue	15,711	15,939	43,738	50,476
Cost of products sold	9,159	9,827	25,565	31,803

	6,552	6,112	18,173	18,673

Operating expenses:
Selling and marketing	4,218	3,598	11,831	11,838
Research and development	1,738	1,419	5,289	4,932
General and administrative	1,716	1,805	5,315	5,875
Restructuring and other operating expenses	--	--	515	--

Total operating expenses	7,672	6,822	22,950	22,645

Income (loss) from operations	(1,120)	(710)	(4,777)	(3,972)
Other, net	(82)	(166)	(101)	(286)

Net income (loss)	$(1,202)	$(876)	$(4,878)	$(4,258)

Basic and diluted net income (loss) per share	$(0.02)	$(0.02)	$(0.10)	$(0.09)

Shares used to compute basic and diluted net loss per share	48,346	49,042	48,021	48,981

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	September 30,
	2003	2004

Cash and cash equivalents	$4,877	$5,275
Total current assets	28,717	28,042
Total assets	38,896	38,409
Line of credit	7,528	9,384
Current portion of long-term debt	783	857
Total current liabilities	18,516	24,512
Long-term debt	1,746	1,038
Stockholders’ equity	6,656	2,688
###